UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Margaret L. Keon
        c/o Keon Associates
        16 Miller Avenue, Suite 203
        Mill Valley, California 94941
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        November 1998

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person




               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
      1. Title of    2. Trans-     3.                   4. Securities                  5. Amount of      6.            7. Nature
         Security       action     Transaction             Acquired (A) or              Securities       Ownership     of
        (Instr. 3)      Date       Code                    Disposed of (D)              Beneficially     Form:         Indirect
                       (Month /    (Instr. 8)              (Instr. 3, 4 and 5)          Owned at End     Direct (D)    Beneficial
                       Day/Year)                                                        of Month         or            Ownership
                                                                                        (Instr. 3        Indirect      (Instr. 4)
                                                                                        and 4)           (I)
                                                                                                         (Instr. 4)

                                    Code      V      Amount   (A)or(D)       Price
      Class A        11/05/98      S                4,615     D           35.75                          I             By Joseph J.
      Common Stock                                                                                                     Keon III 1998
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998

                     11/05/98      S                3,077     D           35.50                          I             By Joseph J.
                                                                                                                       Keon III 1998
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998

                     11/06/98      S                3,846     D           35.00                          I             By Joseph J.
                                                                                                                       Keon III 1998
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998
                     11/06/98      S                1,924     D           35.25                          I             By Joseph J.
                                                                                                                       Keon III 1998
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998

                     11/06/98      S                1,538     D           35.50                          I             By Joseph J.
                                                                                                                       Keon III 1998
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998

                     11/06/98      S                231       D           36.50        69,769 (1)        I             By Joseph J.
                                                                                                                       Keon III 1998
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998
                     11/05/98      S                4,616     D           35.75                          I             By Margaret
                                                                                                                       Lynley Keon
                                                                                                                       1998 NIM-CRUT
                                                                                                                       dated October
                                                                                                                       27, 1998





      1. Title of    2. Trans-     3.                   4. Securities                  5. Amount of      6.            7. Nature
         Security       action     Transaction             Acquired (A) or              Securities       Ownership     of
        (Instr. 3)      Date       Code                    Disposed of (D)              Beneficially     Form:         Indirect
                       (Month /    (Instr. 8)              (Instr. 3, 4 and 5)          Owned at End     Direct (D)    Beneficial
                       Day/Year)                                                        of Month         or            Ownership
                                                                                        (Instr. 3        Indirect      (Instr. 4)
                                                                                        and 4)           (I)
                                                                                                         (Instr. 4)

                                    Code      V      Amount   (A)or(D)       Price
                     11/05/98      S                3,077     D           35.50                          I             By Margaret
                                                                                                                       Lynley Keon
                                                                                                                       1998 NIM-CRUT
                                                                                                                       dated October
                                                                                                                       27, 1998

                     11/06/98      S                3,846     D           35.00                          I             By Margaret
                                                                                                                       Lynley Keon
                                                                                                                       1998 NIM-CRUT
                                                                                                                       dated October
                                                                                                                       27, 1998

                     11/06/98      S                1,923     D           35.25                          I             By Margaret
                                                                                                                       Lynley Keon
                                                                                                                       1998 NIM-CRUT
                                                                                                                       dated October
                                                                                                                       27, 1998
                     11/06/98      S                1,538     D           35.50                          I             By Margaret
                                                                                                                       Lynley Keon
                                                                                                                       1998 NIM-CRUT
                                                                                                                       dated October
                                                                                                                       27, 1998

                     11/06/98      S                231       D           36.50        84,769 (2)        I             By Margaret
                                                                                                                       Lynley Keon
                                                                                                                       1998 NIM-CRUT
                                                                                                                       dated October
                                                                                                                       27, 1998

                     11/05/98      S                4,616     D           35.75                          I             By Susan K.
                                                                                                                       DeWyngaert
                                                                                                                       1998 Spouse
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998
                     11/05/98      S                3,077     D           35.50                          I             By Susan K.
                                                                                                                       DeWyngaert
                                                                                                                       1998 Spouse
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998





      1. Title of    2. Trans-     3.                   4. Securities                  5. Amount of      6.            7. Nature
         Security       action     Transaction             Acquired (A) or              Securities       Ownership     of
        (Instr. 3)      Date       Code                    Disposed of (D)              Beneficially     Form:         Indirect
                       (Month /    (Instr. 8)              (Instr. 3, 4 and 5)          Owned at End     Direct (D)    Beneficial
                       Day/Year)                                                        of Month         or            Ownership
                                                                                        (Instr. 3        Indirect      (Instr. 4)
                                                                                        and 4)           (I)
                                                                                                         (Instr. 4)

                                    Code      V      Amount   (A)or(D)       Price
                     11/06/98      S                3,846     D           35.00                          I             By Susan K.
                                                                                                                       DeWyngaert
                                                                                                                       1998 Spouse
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998

                     11/06/98      S                1,923     D           35.25                          I             By Susan K.
                                                                                                                       DeWyngaert
                                                                                                                       1998 Spouse
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998

                     11/06/98      S                1,538     D           35.50                          I             By Susan K.
                                                                                                                       DeWyngaert
                                                                                                                       1998 Spouse
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998
                     11/06/98      S                231       D           36.50        84,769 (3)        I             By Susan K.
                                                                                                                       DeWyngaert
                                                                                                                       1998 Spouse
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998

                     11/05/98      S                4,615     D           35.75                          I             By Pamela K.
                                                                                                                       Vitale 1998
                                                                                                                       Spouse CRUT
                                                                                                                       dated October
                                                                                                                       27, 1998

                     11/05/98      S                3,077     D           35.50                          I             By Pamela K.
                                                                                                                       Vitale 1998
                                                                                                                       Spouse CRUT
                                                                                                                       dated October
                                                                                                                       27, 1998
                     11/06/98      S                3,846     D           35.00                          I             By Pamela K.
                                                                                                                       Vitale 1998
                                                                                                                       Spouse CRUT
                                                                                                                       dated October
                                                                                                                       27, 1998





      1. Title of    2. Trans-     3.                   4. Securities                  5. Amount of      6.            7. Nature
         Security       action     Transaction             Acquired (A) or              Securities       Ownership     of
        (Instr. 3)      Date       Code                    Disposed of (D)              Beneficially     Form:         Indirect
                       (Month /    (Instr. 8)              (Instr. 3, 4 and 5)          Owned at End     Direct (D)    Beneficial
                       Day/Year)                                                        of Month         or            Ownership
                                                                                        (Instr. 3        Indirect      (Instr. 4)
                                                                                        and 4)           (I)
                                                                                                         (Instr. 4)

                                    Code      V      Amount   (A)or(D)       Price
                     11/06/98      S                1,923     D           35.25                          I             By Pamela K.
                                                                                                                       Vitale 1998
                                                                                                                       Spouse CRUT
                                                                                                                       dated October
                                                                                                                       27, 1998

                     11/06/98      S                1,538     D           35.50                          I             By Pamela K.
                                                                                                                       Vitale 1998
                                                                                                                       Spouse CRUT
                                                                                                                       dated October
                                                                                                                       27, 1998

                     11/06/98      S                231       D           36.50        84,770 (4)        I             By Pamela K.
                                                                                                                       Vitale 1998
                                                                                                                       Spouse CRUT
                                                                                                                       dated October
                                                                                                                       27, 1998
                     11/05/98      S                4,616     D           35.75                          I             By Liese A.
                                                                                                                       Keon 1998
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998

                     11/05/98      S                3,077     D           35.50                          I             By Liese A.
                                                                                                                       Keon 1998
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998

                     11/06/98      S                3,846     D           35.00                          I             By Liese A.
                                                                                                                       Keon 1998
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998





      1. Title of    2. Trans-     3.                   4. Securities                  5. Amount of      6.            7. Nature
         Security       action     Transaction             Acquired (A) or              Securities       Ownership     of
        (Instr. 3)      Date       Code                    Disposed of (D)              Beneficially     Form:         Indirect
                       (Month /    (Instr. 8)              (Instr. 3, 4 and 5)          Owned at End     Direct (D)    Beneficial
                       Day/Year)                                                        of Month         or            Ownership
                                                                                        (Instr. 3        Indirect      (Instr. 4)
                                                                                        and 4)           (I)
                                                                                                         (Instr. 4)

                                    Code      V      Amount   (A)or(D)       Price

                     11/06/98      S                1,923     D           35.25                          I             By Liese A.
                                                                                                                       Keon 1998
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998

                     11/06/98      S                1,538     D           35.50                          I             By Liese A.
                                                                                                                       Keon 1998
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998

                     11/06/98      S                231       D           36.50        184,769 (5)       I             By Liese A.
                                                                                                                       Keon 1998
                                                                                                                       CRUT dated
                                                                                                                       October 27,
                                                                                                                       1998
                     11/24/98      S                490       D           33.75                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Joseph John
                                                                                                                       Keon III
                                                                                                                       dated April
                                                                                                                       20, 1990

                     11/24/98      S                341       D           33.94                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Joseph John
                                                                                                                       Keon III
                                                                                                                       dated April
                                                                                                                       20, 1990





      1. Title of    2. Trans-     3.                   4. Securities                  5. Amount of      6.            7. Nature
         Security       action     Transaction             Acquired (A) or              Securities       Ownership     of
        (Instr. 3)      Date       Code                    Disposed of (D)              Beneficially     Form:         Indirect
                       (Month /    (Instr. 8)              (Instr. 3, 4 and 5)          Owned at End     Direct (D)    Beneficial
                       Day/Year)                                                        of Month         or            Ownership
                                                                                        (Instr. 3        Indirect      (Instr. 4)
                                                                                        and 4)           (I)
                                                                                                         (Instr. 4)

                                    Code      V      Amount   (A)or(D)       Price
                     11/24/98      S                816       D           33.88                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Joseph John
                                                                                                                       Keon III
                                                                                                                       dated April
                                                                                                                       20, 1990

                     11/24/98      S                653       D           34.25        75,037            I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Joseph John
                                                                                                                       Keon III
                                                                                                                       dated April
                                                                                                                       20, 1990

                     11/24/98      S                490       D           33.75                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Katherine
                                                                                                                       Stoddert Keon
                                                                                                                       dated
                                                                                                                       April 20,
                                                                                                                       1990





      1. Title of    2. Trans-     3.                   4. Securities                  5. Amount of      6.            7. Nature
         Security       action     Transaction             Acquired (A) or              Securities       Ownership     of
        (Instr. 3)      Date       Code                    Disposed of (D)              Beneficially     Form:         Indirect
                       (Month /    (Instr. 8)              (Instr. 3, 4 and 5)          Owned at End     Direct (D)    Beneficial
                       Day/Year)                                                        of Month         or            Ownership
                                                                                        (Instr. 3        Indirect      (Instr. 4)
                                                                                        and 4)           (I)
                                                                                                         (Instr. 4)

                                    Code      V      Amount   (A)or(D)       Price
                     11/24/98      S                341       D           33.94                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Katherine
                                                                                                                       Stoddert Keon
                                                                                                                       dated
                                                                                                                       April 20,
                                                                                                                       1990

                     11/24/98      S                816       D           33.88                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Katherine
                                                                                                                       Stoddert Keon
                                                                                                                       dated
                                                                                                                       April 20,
                                                                                                                       1990

                     11/24/98      S                653       D           34.25        75,037            I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Katherine
                                                                                                                       Stoddert Keon
                                                                                                                       dated
                                                                                                                       April 20,
                                                                                                                       1990





      1. Title of    2. Trans-     3.                   4. Securities                  5. Amount of      6.            7. Nature
         Security       action     Transaction             Acquired (A) or              Securities       Ownership     of
        (Instr. 3)      Date       Code                    Disposed of (D)              Beneficially     Form:         Indirect
                       (Month /    (Instr. 8)              (Instr. 3, 4 and 5)          Owned at End     Direct (D)    Beneficial
                       Day/Year)                                                        of Month         or            Ownership
                                                                                        (Instr. 3        Indirect      (Instr. 4)
                                                                                        and 4)           (I)
                                                                                                         (Instr. 4)

                                    Code      V      Amount   (A)or(D)       Price
                     11/24/98      S                490       D           33.75                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Lisa Anne
                                                                                                                       Keon dated
                                                                                                                       April 20,
                                                                                                                       1990

                     11/24/98      S                341       D           33.94                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Lisa Anne
                                                                                                                       Keon dated
                                                                                                                       April 20,
                                                                                                                       1990

                     11/24/98      S                816       D           33.88                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Lisa Anne
                                                                                                                       Keon dated
                                                                                                                       April 20,
                                                                                                                       1990
                     11/24/98      S                653       D           34.25        75,037            I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Lisa Anne
                                                                                                                       Keon dated
                                                                                                                       April 20,
                                                                                                                       1990





      1. Title of    2. Trans-     3.                   4. Securities                  5. Amount of      6.            7. Nature
         Security       action     Transaction             Acquired (A) or              Securities       Ownership     of
        (Instr. 3)      Date       Code                    Disposed of (D)              Beneficially     Form:         Indirect
                       (Month /    (Instr. 8)              (Instr. 3, 4 and 5)          Owned at End     Direct (D)    Beneficial
                       Day/Year)                                                        of Month         or            Ownership
                                                                                        (Instr. 3        Indirect      (Instr. 4)
                                                                                        and 4)           (I)
                                                                                                         (Instr. 4)

                                    Code      V      Amount   (A)or(D)       Price
                     11/24/98      S                490       D           33.75                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Margaret
                                                                                                                       Lynley Keon
                                                                                                                       dated
                                                                                                                       April 20,
                                                                                                                       1990

                     11/24/98      S                341       D           33.94                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Margaret
                                                                                                                       Lynley Keon
                                                                                                                       dated
                                                                                                                       April 20,
                                                                                                                       1990

                     11/24/98      S                816       D           33.88                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Margaret
                                                                                                                       Lynley Keon
                                                                                                                       dated
                                                                                                                       April 20,
                                                                                                                       1990





      1. Title of    2. Trans-     3.                   4. Securities                  5. Amount of      6.            7. Nature
         Security       action     Transaction             Acquired (A) or              Securities       Ownership     of
        (Instr. 3)      Date       Code                    Disposed of (D)              Beneficially     Form:         Indirect
                       (Month /    (Instr. 8)              (Instr. 3, 4 and 5)          Owned at End     Direct (D)    Beneficial
                       Day/Year)                                                        of Month         or            Ownership
                                                                                        (Instr. 3        Indirect      (Instr. 4)
                                                                                        and 4)           (I)
                                                                                                         (Instr. 4)

                                    Code      V      Amount   (A)or(D)       Price
                     11/24/98      S                653       D           34.25        75,037            I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Margaret
                                                                                                                       Lynley Keon
                                                                                                                       dated
                                                                                                                       April 20,
                                                                                                                       1990

                     11/24/98      S                440       D           33.75                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Pamela Keon
                                                                                                                       Vitale dated
                                                                                                                       April 20,
                                                                                                                       1990

                     11/24/98      S                306       D           33.94                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Pamela Keon
                                                                                                                       Vitale dated
                                                                                                                       April 20,
                                                                                                                       1990
                     11/24/98      S                736       D           33.88                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Pamela Keon
                                                                                                                       Vitale dated
                                                                                                                       April 20,
                                                                                                                       1990





      1. Title of    2. Trans-     3.                   4. Securities                  5. Amount of      6.            7. Nature
         Security       action     Transaction             Acquired (A) or              Securities       Ownership     of
        (Instr. 3)      Date       Code                    Disposed of (D)              Beneficially     Form:         Indirect
                       (Month /    (Instr. 8)              (Instr. 3, 4 and 5)          Owned at End     Direct (D)    Beneficial
                       Day/Year)                                                        of Month         or            Ownership
                                                                                        (Instr. 3        Indirect      (Instr. 4)
                                                                                        and 4)           (I)
                                                                                                         (Instr. 4)

                                    Code      V      Amount   (A)or(D)       Price
                     11/24/98      S                588       D           34.25                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Pamela Keon
                                                                                                                       Vitale dated
                                                                                                                       April 20,
                                                                                                                       1990

                     11/25/98      S                115       D           33.25                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Pamela Keon
                                                                                                                       Vitale dated
                                                                                                                       April 20,
                                                                                                                       1990

                     11/25/98      S                115       D           33.75        75,037            I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Pamela Keon
                                                                                                                       Vitale dated
                                                                                                                       April 20,
                                                                                                                       1990
                     11/25/98      S                720       D           33.25                          I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Susan Tamara
                                                                                                                       Keon
                                                                                                                       DeWyngaert
                                                                                                                       dated April
                                                                                                                       20, 1990





      1. Title of    2. Trans-     3.                   4. Securities                  5. Amount of      6.            7. Nature
         Security       action     Transaction             Acquired (A) or              Securities       Ownership     of
        (Instr. 3)      Date       Code                    Disposed of (D)              Beneficially     Form:         Indirect
                       (Month /    (Instr. 8)              (Instr. 3, 4 and 5)          Owned at End     Direct (D)    Beneficial
                       Day/Year)                                                        of Month         or            Ownership
                                                                                        (Instr. 3        Indirect      (Instr. 4)
                                                                                        and 4)           (I)
                                                                                                         (Instr. 4)

                                    Code      V      Amount   (A)or(D)       Price
                     11/25/98      S                715       D           33.75        75,902            I             By Margaret
                                                                                                                       L. Keon 1990
                                                                                                                       Personal
                                                                                                                       Income Trust
                                                                                                                       for the
                                                                                                                       Benefit of
                                                                                                                       Susan Tamara
                                                                                                                       Keon
                                                                                                                       DeWyngaert
                                                                                                                       dated April
                                                                                                                       20, 1990

                                                                                       16,057 (6)        I             By Joseph J.
                                                                                                                       Keon III
                                                                                                                       Holdback
                                                                                                                       Trust under
                                                                                                                       the Margaret
                                                                                                                       L. Keon 1993
                                                                                                                       Grantor
                                                                                                                       Retained
                                                                                                                       Annuity Trust

                                                                                       16,057 (6)        I             By Katherine
                                                                                                                       S. Keon
                                                                                                                       Holdback
                                                                                                                       Trust under
                                                                                                                       the Margaret
                                                                                                                       L. Keon 1993
                                                                                                                       Grantor
                                                                                                                       Retained
                                                                                                                       Annuity Trust
                                                                                       16,058 (7)        D

                                                                                       16,058 (8)        D

                                                                                       16,058 (9)        D
                                                                                       16,058 (10)       D

                                                                                       508,061           I             By Margaret
                                                                                                                       Lumpkin Keon
                                                                                                                       Trust dated
                                                                                                                       May 13, 1978
/TABLE





                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)


                                                                                                    9.
                                                5.                                              Number of      10.
                                              Number                                            Deriva-     Owner-        11.
                                             of Deriv-                                          tive        ship Form   Nature
                                             ative Se-                                          Securi-     of Deriva-  of Indi-
                     2.        3.            curities                     7.                    ties        tive        rect
                 Conversion Trans-     4.    Acquired        6.        Title and                Benefi-     Security:   Benefi-
        1.       or         action  Trans-   (A) or      Date Exer-    Amount of       8.       cially      Direct (D)  cial
     Title of    Exercise   Date    action   Disposed    cisable and   Underlying   Price of    Owned at    or Indi-    Owner-
     Derivative  Price of   (Month/ Code     of (D)      Expiration    Securities   Derivative  End of      rect        ship
     Security    Derivative Day/    (Instr.  (Instr. 3,  Date (Month/  (Instr. 3    Security    Month       (I)         (Instr.
     (Instr. 3)  Security   Year)   8)       4 and 5)    Day/Year)     and 4)       (Instr. 5)  (Instr. 4)  (Instr. 4)  4)
     ----------  ---------- ------- -------  ----------  ------------  ----------    ----------  ----------  ----------  -------
                                    Code  V  (A)   (D)  Date    Expir- Title  Amount
                                                        Exer-   ation         or
                                                        cisable Date          Number
                                                                              of Shares


     Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer s Class A Common Stock. Except as indicated in the following notes, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret L. Keon and not by any of the other joint filers.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Joseph J. Keon III. These shares were distributed to Joseph J. Keon III on October 27, 1998 from the Trust named for Joseph J. Keon III created under the Mary Green Lumpkin Gallo Trust Agreement dated December 29, 1989, and were immediately contributed to the Joseph
             J. Keon III 1998 CRUT dated October 27, 1998. These shares are not subject to Mr. Keon s agreement with the other members of the 13(d) group referred to in Item 6 above.

        (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret Lynley Keon. These shares were distributed to Margaret Lynley Keon on October 27, 1998 from the Trust named for Margaret Lynley Keon created under the Mary Green Lumpkin Gallo Trust Agreement dated December 29, 1989, and were immediately contributed to the Margaret Lynley Keon 1998 NIM-CRUT dated October 27, 1998. These shares are not subject to Ms. Keon s agreement with the other members of the 13(d) group referred to in Item 6 above.





        (3) Beneficially owned for purposes of Rule 16a-1(a)(2) by Susan K. DeWyngaert. These shares were distributed to Susan K. DeWyngaert on October 27, 1998 from the Trust named for Susan K. DeWyngaert created under the Mary Green Lumpkin Gallo Trust Agreement dated December 29, 1989, and were immediately contributed to the Susan K. DeWyngaert 1998 Spouse CRUT dated October 27, 1998. These shares are not subject to Ms. DeWyngaert s agreement with the other members of the 13(d) group referred to in Item 6 above.

        (4) Beneficially owned for purposes of Rule 16a-1(a)(2) by Pamela K. Vitale. These shares were distributed to Pamela K. Vitale on October 27, 1998 from the Trust named for Pamela K. Vitale created under the Mary Green Lumpkin Gallo Trust Agreement dated December 29, 1989, and were immediately contributed to the Pamela K. Vitale 1998 Spouse CRUT dated October 27, 1998. These shares are not subject to Ms. Vitale s agreement with the other members of the 13(d) group referred to in Item 6 above.

        (5) Beneficially owned for purposes of Rule 16a-1(a)(2) by Liese A. Keon. These shares were distributed to Liese A. Keon on October 27, 1998 from the Trust named for Liese A. Keon created under the Mary Green Lumpkin Gallo Trust Agreement dated December 29, 1989, and were immediately contributed to the Liese A. Keon 1998 CRUT dated October 27, 1998. These shares are not subject to Ms. Keon s agreement with the other members of the 13(d) group referred to in
             Item 6 above.

        (6) Beneficially owned for purposes of Rule 16a-1(a)(2) by Joseph J. Keon III and Pamela K. Vitale.

        (7) Beneficially owned for purposes of Rule 16a-1(a)(2) by Pamela K. Vitale.

        (8)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Liese A.
             Keon.

        (9) Beneficially owned for purposes of Rule 16a-1(a)(2) by Susan T. DeWyngaert.

        (10) Beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret Lynley Keon.




   SIGNATURE OF REPORTING PERSON(S):



   Margaret L. Keon





                              JOINT FILER INFORMATION

   Name: Joseph J. Keon III

   Address: c/o Keon Associates, 16 Miller Avenue, Suite 203, Mill Valley, California 94941

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: November 1998



   Signature: Joseph J. Keon III





                              JOINT FILER INFORMATION

   Name: Pamela K. Vitale

   Address: c/o Keon Associates, 16 Miller Avenue, Suite 203, Mill Valley, California 94941

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: November 1998



   Signature: Pamela K. Vitale





                              JOINT FILER INFORMATION

   Name: Liese A. Keon

   Address:  2868 South Lakeridge Trail, Boulder, Colorado 80302

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: November 1998



   Signature: Liese A. Keon





                              JOINT FILER INFORMATION


   Name: Susan T. DeWyngaert

   Address: 335 South 7th Street, Philadelphia, Pennsylvania 19106

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: November 1998



   Signature: Susan T. DeWyngaert





                              JOINT FILER INFORMATION


   Name:  Margaret Lynley Keon

   Address: 56 Bourne Street, London, England SW1W8JD

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: November 1998



   Signature: Margaret Lynley Keon


   DATE: December __, 1998